EXHIBIT 10.7

AMENDMENT NO. 1 TO
NAZARETH NATIONAL BANK
DIRECTORS’ DEFERRED COMPENSATION PLAN #2

THIS AMENDMENT NO. 1 (this “Amendment”) to the Nazareth National Bank Directors’ Deferred Compensation Plan #2 (the “Plan”) is made and entered into effective as of November 15, 2007 by Keystone Nazareth Bank & Trust Company (the “Bank”).

RECITALS:

WHEREAS, Keystone Nazareth Bank & Trust Company, as successor to Nazareth National Bank, desires to amend the Plan to ensure that the Plan complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 11 of the Plan, the Board may amend the Plan from time to time;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Board hereby amends the Plan as follows:

Section 1.                      Addition of a New Section 1.S to the Plan. Section 1 of this Plan is hereby amended to add a new Section 1.S to read in its entirety as follows:

“Specified Employee – “Specified Employee” shall have the meaning set forth in Treasury Regulation §1.409A-1(i).”

Section 2.                      Other Amendments to Section 1 of the Plan. Current Sections 1.S, 1.T and 1.U of the Plan are re-numbered as Sections 1.T, 1.U and 1.V, respectively. In addition, newly numbered Section 1.U of the Plan is hereby amended to read in its entirety as follows:

"U. Separation from Service - “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to KNBT Bancorp, Inc. (the “Company”) and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period."

Section 3.                      References to Termination of Service.  All references to Termination of Service in the Plan are hereby changed to Separation from Service.

Section 4.                      Amendment to Section 2.2 of the Plan.  Sections 2.2 of the Plan is hereby amended to add a new subsection (c) at the end of such section to read in its entirety as follows:

"	c.
Freezing of the Plan.  No new Participants shall be entitled to participate in the Plan after December 31, 2005, and no new Deferred Compensation Agreements shall be entered into by any Participant after December 31, 2005.  Deferred Compensation Agreements entered into on or before December 31, 2005 shall continue to be honored in accordance with their terms."

Section 5.                      Amendment to Section 3.1(a) of the Plan.  Section 3.1(a) of the Plan is hereby amended to read in its entirety as follows:

"	a.
Generally.  The Bank shall pay to the Participant an amount equal to the product of the Normal Benefit multiplied by the Vested Percentage.  The benefit shall be paid over a 15-year period in annual installments, provided that any benefits being paid in monthly or quarterly installments prior to the date of this Amendment shall continue to be paid in monthly or quarterly installments. Except as provided in Section 3.1(c) below, such payments shall commence on the first day of the month coincident with or next following the later of (1) the Normal Benefit Date, or (2) for any Participant who is not a Specified Employee as of the date of the Separation from Service, the date of the Participant’s Separation from Service (or, if earlier, upon the death of a Participant pursuant to Section 3.2 of the Plan).  If a Participant is a Specified Employee as of the date of the Separation from Service, then the payments shall commence on the first day of the month coincident with or next following the later of (y) the Normal Benefit Date or (2) the lapse of six months after the date of the Participant’s Separation from Service (or, if earlier, upon the death of a Participant pursuant to Section 3.2 of the Plan). In each case, subsequent payments shall be paid on the anniversary date of the first payment."

Section 6.                      Amendment to Section 3.1(b) of the Plan.  The last three sentences of Section 3.1(b) of the Plan are hereby deleted in their entirety.

Section 7.                      Deletion of Section 3.1(c) of the Plan.  Section 3.1(c) of the Plan is hereby deleted in its entirety.

Section 8.                      Deletion of Section 3.1(d) of the Plan. Section 3.1(d) of the Plan is hereby deleted in its entirety.

Section 9.                      Amendment to Section 3.2(a) of the Plan.  The first sentence of Section 3.2(a) of the Plan is hereby amended to read in its entirety as follows:

"	a.
Death Prior to Commencement of Normal Benefits.  If a Participant dies prior to receiving any Normal Benefit payments, the Bank shall pay to the beneficiary the Pre-Termination Survivor’s Benefit specified in the Benefit Schedule.  Such benefit shall be paid over a 15-year period in annual installments commencing on the first day of the month coincident with or next following the Participant’s death, provided that any benefits being paid in monthly or quarterly installments prior to the date of this Amendment shall continue to be paid in monthly or quarterly installments. Payment of the Pre-Termination Survivor’s Benefit shall relieve the Bank of the obligation to pay any other benefits under the Plan."

Section 10                                Amendment to Section 3.3(c) of the Plan.  Section 3.3(c) of the Plan is hereby amended to read in its entirety as follows:

"	c.
Community Property.  If the Participant’s Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of his spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than 50 percent of the aggregate benefits hereunder unless such spouse shall approve such designation in writing."

Section 11.                                Amendment to 11 of the Plan.  Section 11 of the Plan is hereby amended to read in its entirety as follows:

"	11.
Amendments and Termination.  The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided, however, that the Board of Directors may not reduce or modify any benefit payable to a Participant or beneficiary receiving benefit payments at the time the Plan is amended or terminated.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 11.  The Board of Directors of the Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, and (4) the Bank does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.”

Section 12.                                No Further Modification.  Except as expressly amended hereby, the Plan remains unmodified and in full force and effect.

Section 13.                                Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed as of the date and year first written above.

KEYSTONE NAZARETH BANK
& TRUST COMPANY

BY:
Name:	Jeffrey P. Feather
Title:	Chairman of the Board